FOR IMMEDIATE RELEASE
July 27, 2000


               HS RESOURCES ANNOUNCES RECORD QUARTERLY PRODUCTION,
                       REVENUES, CASH FLOW AND NET INCOME

San Francisco, California - HS Resources, Inc. (NYSE:HSE) today announced record results in oil and gas production, revenues, operating cash flow and earnings for the quarter and six months ended June 30, 2000. For the quarter, the Company earned $11.4 million or $0.60 per diluted share, compared to $0.1 million or $0.01 per diluted share in the comparable prior year period. Operating cash flow totaled $41.2 million or $2.15 per share, compared to $18.7 million or $0.99 per share for the prior year period. The results for the quarter reflect increases in production, higher oil and natural gas product prices and strong operating fundamentals throughout the Company's major business units.

Oil and gas production for the quarter was 20.9 billion cubic feet of gas equivalent (Bcfe), or 3.49 million barrels of oil equivalent (MMBoe), an increase of 14% over the comparable prior year period. Quarterly production from the Company's D-J Basin properties increased 7%, to 17.7 Bcfe from 16.5 Bcfe and production from the Gulf Coast increased 75%, to 3.2 Bcfe from 1.9 Bcfe in the prior year quarter. Approximately 79% of the production was natural gas (16.61 billion cubic feet) and 21% was oil (720,500 barrels).

Quarterly production revenues, including the effects of product price hedging, increased 73% from the comparable prior year period, to $63.6 million from $36.7 million, as materially higher commodity prices were realized from the higher production. The quarterly average gas price realized by the Company, including hedging effects, was $2.76 per thousand cubic feet (Mcf), a 43% increase from $1.93 realized in the second quarter of 1999. Realized oil prices, including hedging effects, saw a 79% increase to $24.70 from $13.78 per barrel (Bbl) in the second quarter of 1999. Hedging activities reduced realized gas prices in the current quarter by $0.69 per Mcf and realized oil prices by $3.35 per Bbl. For the comparable quarter last year, hedging activities reduced realized prices by $0.01 per Mcf and $2.33 per Bbl.

Production taxes increased $3.6 million principally as a result of the increase in production revenues. Taxes also reflect higher production tax rates on production from the Company's Gulf Coast and D-J Basin properties. Combined lease operating and general and administrative expenses were $0.48 per Mcfe, essentially flat with the $0.47 per Mcfe in the prior year period ($2.89 and $2.79 per Boe, respectively). The combined costs reflect a reduction in per unit lease operating expenses from $0.41 to $0.38 per Mcfe as a result of operating efficiencies realized in the Company's Wattenberg Field area, offset by an increase in payroll-related general and administrative expenses from $0.06 to $0.10 per Mcfe. Interest expense increased 21% in the aggregate, including $1.2 million attributable to the financing of the Wattenberg Gathering System (WGS) purchased in December 1999. Excluding the interest associated with WGS, interest attributable to the Company's oil and gas producing activities decreased on a per-unit basis from $0.57 per Mcfe to $0.55 per Mcfe.

HS also noted the continued successful integration of WGS into its operating activities, which it has now operated for two full quarters. WGS contributed $3.3 million ($0.17 per share) to quarterly operating cash flow and $1.7 million ($0.09 per share) to net income. The portion of these amounts attributable to HS' equity gas production is reflected as a component of natural gas revenues, whereas volumes attributable to third parties are reflected as revenue and expense line items in the Company's income statement. The Company earned $0.4 million for the quarter from its 6.9% interest in the BP Amoco Wattenberg Gas Processing Plant acquired in December 1999. In addition, the Company's wholly-owned gas marketing, trading and transportation company, HS Energy Services, Inc. contributed $0.5 million to income before taxes for the quarter, which is essentially flat with the prior year.

For the first six months of 2000, the Company reported net income of $21.5 million or $1.12 per diluted share, compared to $0.2 million or $0.01 per diluted share in the comparable prior year period. Operating cash flow totaled $78.7 million or $4.11 per diluted share compared to $37.1 million or $1.99 per diluted share for the first six months of 1999. Production revenues increased 67% to $121.7 million compared to $72.8 million in 1999 reflecting a 15% increase in production to 41.2 Bcfe, or 6.87 MMBoe, and higher product prices. Average realized prices for the first six months of 2000, including hedging effects, were $2.74 per Mcf of gas and $22.58 per barrel of oil compared to $1.98 per Mcf and $13.29 per barrel in the comparable prior year period.

As part of its price risk management program, the Company routinely enters into oil and gas price hedging agreements, including natural gas swap contracts and written calls covering a portion of its oil and gas production. As to the natural gas swap contracts, there are a significant number of variables that will enter into the final determination of the effective price HS will receive for its gas when these contracts are settled. Based on the Company's current assessment of these variables, HS estimates that it will receive the following net wellhead gas prices on an Mcf basis for the periods and percentages of its gas production indicated as a result of these swap contracts: 3Q 2000 - 60% at $2.65; 4Q 2000 - 45% at $2.85; year 2001 - 35 % at $2.75; year 2002 - 25% at
$2.90. These swap contracts, and other information about HS's oil and gas hedge position will be more fully detailed in the Company's upcoming Report on Form 10-Q to be filed with the Securities and Exchange Commission on or before August 14, 2000.

HS Resources also announced certain results from its operations:

In the D-J Basin, during the quarter HS completed nearly 100 individual activities of the more than 400 activities scheduled for this year. These activities included eleven new J-Sand wells, nineteen J-Sand deepenings and 50 Codell refracs. The Company's D-J Basin activities for the first half of the year have resulted in the establishment of meaningful new proved reserves in the D-J Basin.

From inception of the J-Sand program in mid-1998 through the end of the second quarter of 2000, 221 new drills and deepenings have been completed. These wells have average gross reserves of 810 MMcfe per well and initial flow rates that range between 500 and 1,500 Mcf per day. The average finding costs to date have been $0.30/Mcfe ($1.78/Boe) for deepenings and $0.41/Mcfe ($2.49/Boe) for new drills, resulting in rates of return in excess of 100%. HS currently plans to drill 61 new wells and deepen 76 wells during 2000.

The Codell refracs completed during the quarter brought the total to more than 677 refracs since program inception in 1997. The refrac program has achieved an overall 7-fold average increase in production per well, rates of return in excess of 100%, and a $0.68 per Mcfe ($4.06 per Boe) finding cost for incremental reserves. The Company currently expects to complete more than 215 Codell refracs during the year.

The Company's Wattenberg Gathering System transported an average of approximately 204 MMcf of gas per day for the quarter, representing an increase of approximately 5% over the prior year quarter, at which time the system was operated by the previous owner. The increased throughput reflects the initial remedial activities that have been undertaken by HS to create greater throughput capacity, which benefits HS and all other transporters on the system.

To accommodate additional production growth in the field, HS plans to continue expansion of WGS capacity over the next several years. In this regard, HS recently initiated a project to expand the capacity of WGS by as much as 50 MMcfd through the addition of a new compressor station. HS has completed the design of the expansion program and has ordered the major equipment components with the expectation that the new station will be operational near the end of this year, pending receipt of appropriate permits. HS is also working on other projects to improve the overall reliability and efficiency of the system through the installation of new instrumentation and controls, gas cooling and dehydration equipment and the installation of gas processing facilities. The total cost of these WGS programs will be approximately $10-$13 million, which HS currently plans to fund through an add-on to the existing WGS operating lease. The increased gathering revenues are expected to fund the incremental lease costs and generate substantial additional cash flow.

In the Gulf Coast region, during the quarter HS drilled seven wells (2.5 net), of which three (1.0 net) were commercially successful. HS operated five of these wells, two of which were discoveries, including the first well drilled in the Hathaway project area.

Net Gulf Coast production for the quarter averaged 35.7 MMcfe per day compared to 20.4 MMcfe per day for the prior year period. This represented a 75% increase from the prior year quarter and a 21% increase from the 29.6 MMcfe per day produced during the first quarter of 2000. Quarterly production includes five wells that were brought on line during the quarter. At quarter-end, eight wells (3.5 net) were awaiting testing or hookup. During the month of July, two of these wells (0.63 net) were brought on line.

In addition to drilling, seismic acquisition continues in several south Louisiana project areas.

Chairman and Chief Executive Officer Nicholas J. Sutton stated, "Our exceptional results for the quarter reflect the benefits of our consolidation program in the D-J Basin and the continuation of our proprietary 3-D seismic exploration program in the on-shore Gulf Coast area. The significant increase in production generated in these two areas, coupled with the substantially higher product prices realized over the past few months, has generated record profitability and operating cash flow. We anticipate a continuation of the same exceptional results in the last half of the year and believe that 2000 will be a record year for per-share earnings and cash flow for HS Resources."

Commenting on the Company's operating activities for the quarter, President P. Michael Highum stated, "We completed nearly 100 activities in the D-J Basin during the quarter, which included J-Sand drills, J-Sand deepenings and Codell refracs. We are on track to complete more than 400 of these activities for the year from our inventory of several thousand specifically identified opportunities. In addition, we acquired interests in 60 wells and associated mineral rights from another D-J Basin producer for $7.1 million. Of the 60 wells acquired, HS previously operated 54 and now owns a 100% working interest in all the wells. Our acquisition cost was less than $3.50 per Boe and was an exceptional strategic fit with our existing properties. In the Gulf Coast, we completed three successful wells, brought five wells on-line and realized meaningful production increases during the period."

Chief Financial Officer James E. Duffy added, "Year-to-date we have funded our capital expenditure program out of operating cash flow and retired approximately $10 million of the KMI debt. Short-term bank borrowings of $17 million have been used to fund seasonal working capital requirements, including the $7.1 million D-J Basin property acquisition and the repurchase of 732,000 shares of HS Resources common stock for $4.4 million. These interim bank borrowings, however, do not change our previously announced goal to reduce total debt during the calendar year by $35-50 million out of cash flow, after funding our capital expenditure program."

Statements concerning debt repayment ability and plans, drilling, deepening, refracing, and other plans, expansion plans for the WGS Gathering System and the financing thereof, reserve additions, the ability to fund activities out of cash flow, expectations concerning the continuation of results and record per share earnings and cash flow, estimates of the effect on natural gas prices of swap contracts, and all similar statements or implications are forward looking statements within the meaning of Federal securities laws. Actual results or events may differ materially from these forward-looking statements, depending upon a variety of factors, including commodity prices, availability of capital, results of exploration and other drilling, cash flow from operations, costs of materials and labor, availability of equipment, regulatory burdens, the effect of variable factors on the net realized price received by the Company under gas swap contracts, Company objectives and business judgment and other factors, both within and outside of the Company's control. The Company's forward looking statements are qualified in their entirety by these and other factors more fully set forth on the Company's report on Form 10-K filed March 24, 2000.

HS Resources, Inc. is an independent oil and gas exploration and development company with active projects in the D-J Basin, Gulf Coast, Mid-Continent and Northern Rocky Mountain regions. The common stock of HS Resources, Inc. is traded on the New York Stock Exchange under the symbol "HSE".

Contact:    Theodore Gazulis
            Vice President

            415-433-5795
            tgazulis@hsresources.com

            www.hsresources.com
            -------------------

                               HS Resources, Inc.
                           Summary of 2000 Operations

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In Thousands, Except Per Share Data)


                                                     Quarter Ended         Six Months Ended
                                                       June 30,                June 30,
                                                 -------------------     --------------------

                                                   2000        1999        2000         1999
                                                 -------     -------     --------     -------

Revenues:
  Oil & gas sales                                $63,589     $36,720     $121,728     $72,808
  Trading and transportation                      25,181      11,978       43,826      21,278
  Other gas revenues                               2,396       2,518        4,402       5,042
  Gathering and transmission system revenues       3,256          --        6,364          --
  Income from interest in gathering plant            358          --          722          --
  Interest and other income                          992         113        1,253         270
                                                 -------     -------     --------     -------

    Total revenues                                95,772      51,329      178,295      99,398
                                                 -------     -------     --------     -------

Expenses:
  Production taxes                                 5,775       2,137       11,243       4,285
  Lease operating                                  8,039       7,470       15,063      14,160
  Cost of trading and transportation              24,680      11,464       41,792      20,446
  Gathering and transmission system                1,364          --        2,579          --
     operating expense
  DD&A                                            15,166      13,203       30,021      27,402
  Exploratory and abandonment                      3,860       2,722        6,528       4,739
  Geological and geophysical                       3,661       1,465        7,211       3,487
  Impairment and loss on sales
    of oil and gas properties                         61       1,100          161       1,100
  General and administrative                       2,030       1,066        4,056       2,475
  Interest                                        12,692      10,510       24,854      20,940
                                                 -------     -------     --------     -------

    Total expenses                                77,328      51,137      143,508      99,034
                                                 -------     -------     --------     -------

Income before provision
  for income taxes                                18,444         192       34,787         364

Provision for income taxes                         7,027          73       13,254         139
                                                 -------     -------     --------     -------

Net income                                       $11,417     $   119     $ 21,533     $   225
                                                 =======     =======     ========     =======

Net income per share - diluted                   $  0.60     $  0.01     $   1.12     $  0.01
                                                 =======     =======     ========     =======


Outstanding shares - diluted                      19,186      18,895       19,173      18,657
                                                 =======     =======     ========     =======


Operating cash flow (a)                          $41,192     $18,682     $ 78,708     $37,092
                                                 =======     =======     ========     =======



Operating cash flow per share - diluted          $  2.15     $  0.99     $   4.11     $  1.99
                                                 =======     =======     ========     =======


(a) Net income before geological and geophysical, exploratory and abandonment, depreciation, depletion and amortization, impairment and loss on sales of oil and gas properties and income taxes.

                               HS Resources, Inc.
                           Summary of 2000 Operations

                     SUMMARY PRODUCTION, PRICE AND COST DATA



                                                     Quarter Ended                  Six Months Ended
                                                        June 30,                        June 30,
                                            -----------------------------   ------------------------------
                                                                     %                                %
                                              2000        1999     Change     2000        1999      Change
                                            --------    --------   ------   --------    --------    ------

Production by district (MMcfe):
  D-J Basin (a)                               17,682      16,490      7%      35,288      32,985       7%
  Gulf Coast                                   3,248       1,854     75%       5,942       2,890     106%
     Total production (MMcfe)                 20,930      18,344     14%      41,230      35,875      15%

Period Production:
  Oil (MBbl)                                     720         594     21%       1,431       1,188      20%
  Gas (MMcf)                                  16,607      14,782     12%      32,647      28,748      14%
  Equivalent Gas (MMcfe)                      20,930      18,344     14%      41,230      35,875      15%
  Equivalent Barrels (MBoe)                    3,488       3,057     14%       6,872       5,979      15%

Daily Production:
  Oil (Bbl)                                    7,917       6,523     21%       7,860       6,562      20%
  Gas (Mcf)                                  182,494     162,437     12%     179,378     158,831      13%
  Equivalent Gas (Mcfe)                      229,998     201,577     14%     226,539     198,203      14%
  Equivalent Barrels (Boe)                    38,333      33,596     14%      37,757      33,034      14%

Average oil price (Bbl)                     $  24.70    $  13.78     79%    $  22.58    $  13.29      70%
Average gas price (Mcf)                     $   2.76    $   1.93     43%    $   2.74    $   1.98      38%
Average price (Mcfe)                        $   3.04    $   2.00     52%    $   2.95    $   2.03      45%
Average price (Boe)                         $  18.23    $  12.01     52%    $  17.71    $  12.18      45%

Costs:
  LOE per Mcfe                              $   0.38    $   0.41     -7%    $   0.37    $   0.39      -5%
  G&A per Mcfe                              $   0.10    $   0.06     67%    $   0.10    $   0.07      43%
  LOE and G&A per Mcfe                      $   0.48    $   0.47      2%    $   0.46    $   0.46       0%
  DD&A per Mcfe                             $   0.72    $   0.72      0%    $   0.73    $   0.76      -4%
 (DD&A includes depreciation
  on non oil and gas assets)

(a) Includes nominal production volumes in the Northern Rockies and Mid-Continent

                               HS Resources, Inc.
                       Summary of 2000 Operations

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)


                                                       June 30,     December 31,
                                                         2000          1999
                                                      ----------   ------------

Assets

Current assets                                        $  115,365    $  77,662
Oil & gas properties                                   1,049,142      992,334
Accumulated DD&A                                        (256,137)    (227,691)
Gas gathering and transportation                          56,440       54,627
   facilities
Accumulated DD&A                                          (3,354)      (2,016)
Other assets                                              14,518       16,262
                                                      ----------    ---------

Total assets                                          $  975,974    $ 911,178
                                                      ==========    =========



                                                       June 30,    December 31,
                                                         2000         1999
                                                      ----------   ------------

Liabilities and Stockholders' Equity

Current portion of payable to KMI                    $    21,367    $  19,551
Other current liabilities                                121,616       95,044
                                                     -----------    ---------
Total current liabilities                                142,983      114,595

Bank debt                                                244,000      227,000
Payable to KMI, net of current portion                    16,245       27,556
9 7/8% Subordinated notes, due 2003                       74,800       74,771
9 1/4% Subordinated notes, due 2006                      231,118      230,813
Other long-term liabilities & deferred                    14,591       15,804
   revenue
Deferred taxes                                            66,171       53,246
Stockholders' equity                                     186,066      167,393
                                                     -----------    ---------

Total liabilities and stockholders' equity           $   975,974    $ 911,178
                                                     ===========    =========

                               HS Resources, Inc.
                           Summary of 2000 Operations

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                                Six Months Ended
                                                                    June 30,
                                                             -----------------------

                                                                2000          1999
                                                             ---------      --------
Cash flows from operating activities:
  Net income                                                 $  21,533      $    225
  Depreciation, depletion and amortization                      30,021        27,402
  Depreciation expense offset against revenue                      635            --
  Impairment and loss on sales of oil and gas properties           161         1,100
  Amortization of deferred charges, debt issue costs
    and deferred compensation                                    2,117         2,246
  Surrendered and expired acreage                                3,087         1,905
  Transfer treasury stock to 401(k) plan                         1,057           763
  Deferred income tax provision                                 12,925           138
  Increase in accounts receivable                              (30,763)       (7,350)
  Increase (decrease) in accounts payable and accrued           28,506        (4,084)
      expenses
  Decrease in deferred revenue, net                                 --        (5,480)
  Other                                                           (717)           (7)
                                                             ---------      --------

Net cash provided by operating activities                       68,562        16,858
                                                             ---------      --------


Cash flows from investing activities:
  Exploration, development and leasehold costs                 (52,908)      (30,184)
  Purchase of proved and unproved properties                    (7,455)           --
  Gas gathering and transportation facilities additions         (1,812)         (177)
  Other property additions                                        (231)         (233)
  Net proceeds from the sale of oil and gas properties             102          (808)
  Decrease in property related payables                         (3,148)      (11,545)
                                                             ---------      --------

Net cash used in investing activities                          (65,452)      (42,947)
                                                             ---------      --------


Cash flows from financing activities:
  Proceeds from bank debt                                      102,000        40,000
  Repayments of bank debt                                      (85,000)      (23,000)
  Repayment of KMI debt                                         (9,495)           --
  Exercise of options and warrants                               3,394             6
  Issuance of common stock                                          --           611
  Purchase of treasury stock                                    (8,048)          (34)
                                                             ---------      --------

Net cash provided by financing activities                        2,851        17,583
                                                             ---------      --------

Net increase (decrease) in cash and
  cash equivalents                                               5,961        (8,506)

Cash and cash equivalents, beginning
  of the period                                                    518         9,658
                                                             ---------      --------

Cash and cash equivalents, end of
  the period                                                 $   6,479      $  1,152
                                                             =========      ========

                               HS Resources, Inc.
                           Summary of 2000 Operations


              2000 DEVELOPMENT, EXPLOITATION AND EXPLORATION COSTS
                                 (In Thousands)



                                                          Six Months Ended 6/30/00
                                         -----------------------------------------------------------
                                                                    Northern
                                         D-J Basin    Gulf Coast     Rockies    Other         Total
                                         ---------    ----------     -------   ---------     -------
Capitalized Cost
   Land                                  $   (354)     $  4,591      $   56     $   637      $ 4,930
   Exploration Drilling                        --        10,046       1,307          88       11,441
   Development Drilling                    10,089            --          --          --       10,089
   Recompletions and Refracs               23,862             1          --          --       23,863
   Acquisitions                             7,455            (1)         --           1        7,455
   Capitalized Interest & Other             2,659           478          92        (644)       2,585
                                         --------      --------      ------     -------      -------
   Total Capitalized Costs                 43,711        15,115       1,455          82       60,363
                                         --------      --------      ------     -------      -------

Costs Charged to Income Statement
   Geological & Geophysical                   267         3,976         751       2,217        7,211
   Exploratory Dryholes                         5         1,422          --          --        1,427
   Surrendered & Expired Acreage (1)           37         3,019          31          --        3,087
   Other Exploratory                           96         1,708         162          48        2,014
                                         --------      --------      ------     -------      -------
   Total G&G and Exploration Costs            405        10,125         944       2,265       13,739
                                         --------      --------      ------     -------      -------

   Total Development, Exploitation
      and Exploration Costs              $ 44,116      $ 25,240      $2,399     $ 2,347      $74,102
                                         ========      ========      ======     =======      =======


(1) Includes non-cash charges in the current period for certain previously capitalized leasehold costs attributable to expired acreage and associated capitalized interest.